Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2017 with respect to the consolidated financial statements of Trilogy International Partners LLC included in the Annual Report of Trilogy International Partners Inc. on Form 40-F for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement on Form F-10. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form F-10, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Seattle, Washington
August 2, 2017